Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Sells 12.0 Million Shares of National CineMedia, Inc. Common Stock

Consistent with previous AMC announcement to monetize up to $400 million in assets and in furtherance of initial DOJ divestiture requirements

LEAWOOD, Kan. — AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”) announced today it has entered into an agreement to sell 12.0 million shares of National CineMedia, Inc. (NASDAQ: NCMI) (“NCM”) common stock to Standard General, L.P. (“Standard General”) for approximately $73.1 million, representing a price of $6.09 per share.  The purchase price was calculated using the five-day volume-weighted average price of NCM shares ending on Friday, September 15, 2017.  The sale is scheduled to be completed on September 20, 2017.

This transaction represents more than 80% of the NCM shares required to be sold in 2017 by AMC under the consent decree with the U.S. Department of Justice in connection with AMC’s acquisition of Carmike Cinemas, Inc. in December 2016. The Company expects to meet the DOJ’s consent decree’s requirement of owning less than 15% of NCM on or before December 20, 2017.

This transaction is consistent with AMC’s previously announced plan to identify approximately $400 million of non-strategic assets that could be monetized over the next 24 months. This NCM share sale represents the third significant AMC asset monetization announcement since it announced this plan on August 4, 2017.

On August 8, 2017, AMC announced it had sold its 50 percent stake in Open Road Releasing, LLC (Open Road Films) resulting in $14.4 million in cash proceeds. On September 14, 2017, AMC announced a sale leaseback agreement for seven of its U.S. theatres which generated approximately $128 million of cash proceeds.

Commenting on the NCM stock sale, AMC CEO and President Adam Aron said: “We continue to greatly value our relationship with NCM and are pleased to place this block of stock with a successful media investor, Standard General. This transaction will allow AMC to continue to strengthen our balance sheet, enhance our liquidity position and execute on our strategic capital allocation plans. Our strengthened financial position comes at a time when we are positioned to take advantage of a solid fourth quarter industry box office and growing consumer demand for our spectacular guest amenities.”

Citigroup Global Markets Inc. served as exclusive financial advisor to AMC on the transaction.

AMC Entertainment Holdings, Inc.

AMC (NYSE: AMC) is the largest movie exhibition company in the U.S., in Europe and throughout the world with approximately 1,000 theatres and 11,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying more plush power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty program, web site and smart phone apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. AMC operates among the most productive theatres in the United States’ top markets, having the #1 or #2 market share positions in 22 of the 25 largest metropolitan areas of the United States, including the top three markets (NY, LA, Chicago). Through its Odeon subsidiary AMC operates in 14 European countries and is the # 1 theatre chain in Estonia, Finland, Italy, Latvia, Lithuania, Spain, Sweden and UK & Ireland. For more information, go to www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for E-mail Alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to (i) the risk that the conditions to closing of the sale of NCM shares may not be satisfied and (ii) potential litigation, including relating to the proposed sale of NCM shares. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s Annual Report on Form 10-K, filed with the SEC on March 10, 2017, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

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